NYLU421
Allstate Life Insurance
Company of New York
A Stock Company

Home Office:  One Allstate Drive, Farmingville, New York  11738


A Flexible Premium Deferred Variable Annuity

This Certificate is issued to customers of participating financial services corporations according to the terms of Master Policy Number 64900046 issued by Allstate Life Insurance Company of New York to the Trustee of the Financial Services Group Insurance Trust. The Trustee of the Financial Services Group Insurance Trust is called the Master Policyholder. This Certificate is governed by New York law.

We Will Make Periodic Income Payments Subject to the Provisions of This Certificate Beginning on the Payout Start Date Specified on the Annuity Data Page.

Death Benefits Are Provided Prior to the Payout Start Date.

Income Payment Amounts Are Not Guaranteed as to Dollar Amounts Prior to the Payout Start Date.

                                Nonparticipating

This Is a Legal Contract Between You and Allstate Life Insurance Company of New York. Please Read Your Certificate Carefully.

Return Privilege
If you are not satisfied with this Certificate for any reason, you may return it to us within 10 days after you receive it. We will refund any purchase payments allocated to the Variable Account, adjusted to reflect investment gain or loss from the date of allocation to the date of cancellation, plus any purchase payments allocated to the Fixed Account. If this Certificate is qualified under
Section 408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Certificate Value.

The Certificate Value or Income Payments May Increase or Decrease Based on the Investment Experience of the Selected Sub-accounts of the Variable Account.

An Administrative Expense and Mortality and Expense Risk Charge equivalent to an annualized charge of 0.70% will be deducted daily from the Variable Account.

If you choose the Enhanced Death Benefit Rider, the maximum Mortality and Expense Risk Charge is increased by 0.10%

The smallest annual rate of net investment return on the Variable Account assets required to keep Variable Amount Income Payments from decreasing is 3.70%

If you have any questions about your Allstate Life Insurance Company of New York variable annuity, please contact us at (800) 692-4682.




  Secretary                          Chairman and Chief Executive Officer


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TABLE OF CONTENTS
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CERTIFICATE SUMMARY..........................................................3

DEFINITIONS..................................................................4

THE PEOPLE INVOLVED..........................................................6

ACCUMULATION PHASE...........................................................7

PAYMENTS ON DEATH...........................................................10

PAYOUT PHASE................................................................12

INCOME PAYMENT TABLES.......................................................14

GENERAL PROVISIONS..........................................................16

INDEX.......................................................................18


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NYLU421

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CERTIFICATE SUMMARY
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This is a no sales load flexible premium deferred variable annuity.  It provides a Death Benefit if the Owner dies before the Payout Start Date. It also provides periodic income payments if you are living on the Payout Start Date. The initial purchase payment is shown on the Annuity Data Page. You may make additional purchase payments subject to the limitations described in the Purchase Payment provision.

The Certificate Value will vary according to how you allocate the purchase payments. Allocations may be made to one or more of the Variable Sub-accounts and to the Fixed Account Options. The amount of the Certificate Value will vary with the investment performance of the selected Variable Sub-accounts. An Administrative Expense and Mortality and Expense Risk Charge equivalent to an annualized charge of 0.70% will be deducted daily from the Variable Account.

You may withdraw part or all of the Certificate Value at any time on or prior to the Payout Start Date. Any such withdrawal will cause the amount of periodic income payments to be reduced.

The smallest annual rate of net investment return on the Variable Account assets required to keep Variable Amount Income Payments from decreasing is 3.70%.

Above is a brief description of the provisions of this Certificate. The provisions are fully described on the remaining pages of the Certificate.




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DEFINITIONS
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Accumulation  Phase The "Accumulation  Phase" is the first of two phases of your
Certificate. During this phase, purchase payments are allocated to selected Investment Alternatives and the Certificate Value accumulates. The Accumulation Phase begins on the Issue Date of the Certificate stated on the Annuity Data Page. This phase will continue until the Payout Start Date unless the Certificate is terminated before that date.

Accumulation Unit An "Accumulation Unit" is a measure of your ownership interest in a Variable Sub-account prior to the Payout Start Date.

Accumulation  Unit  Value  The  "Accumulation  Unit  Value" is the value of each
Accumulation Unit which is calculated each Valuation Date. Each Variable Sub-account has its own Accumulation Unit Value.

Annuitant The "Annuitant" is the person whose life is used to determine the duration and amount of any income payments. The Annuitant is named on the Annuity Data Page but may be changed by the Owner.

Beneficiary The "Beneficiary" will become the new Owner as follows. If the sole surviving Owner dies prior to the Payout Start Date, the Beneficiary, as the new Owner, will receive the Death Benefit. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary, as the new Owner, will receive any remaining guaranteed income payments. The Beneficiary is named on the Annuity Data Page, but may be changed by the Owner.

Certificate Value "Certificate Value" is the total value of the amounts in the Variable Sub-accounts plus the total value in the Fixed Account Options as of any Valuation Date on or before the Payout Start Date.

Certificate Year "Certificate Year" is a one year period beginning on the Issue Date of the Certificate and on each anniversary of the Issue Date.

Death Benefit The "Death Benefit" is the amount we will pay if you, or the Annuitant if you are not a Natural Person, die prior to the Payout Start Date. The amount of the Death Benefit is defined in the Death Benefit provision.

Fixed Account Options "Fixed Account Options" are the Dollar Cost Averaging Fixed Account and the Standard Fixed Account. The Fixed Account Options are assets of the General Account.

Fixed Amount Income Payments "Fixed Amount Income Payments" are income payment amounts that are fixed for the duration of the Income Plan.



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Investment   Alternatives  The  "Investment   Alternatives"   are  the  Variable
Sub-accounts, the Standard Fixed Account, and the Dollar Cost Averaging Fixed Account shown on the application. We may offer additional Variable Sub-accounts at our discretion. We reserve the right to limit the availability of the Investment Alternatives.

Income Plan An "Income Plan" is a series of payments on a scheduled basis beginning on the Payout Start Date. The available Income Plans are described in the Income Plans provision.

Issue Age "Issue Age" is the age of the Annuitant on the Annuitant's birthday on or prior to the Issue Date.

Issue Date The "Issue Date" is the date when coverage under this Certificate becomes effective. It is also the date used to determine Certificate Years. The Issue Date is shown on the Annuity Data Page.

Joint Annuitant "Joint Annuitant" is applicable only if a Joint and Survivor Income Plan is selected. The Joint Annuitant will be named at the time of Income Plan selection.

Natural Person "Natural Person" is a living individual or trust entity that is treated as an individual for Federal Income Tax purposes under the Internal Revenue Code.

Net Investment Factor For each Variable Sub-account, the "Net Investment Factor" is the proportional change in the Accumulation Unit Value during a Valuation Period.

New Owner The New Owner is the Owner determined immediately after death of the Owner. The New Owner is:

o        the surviving Owner
o        if no surviving Owner, the beneficiary(ies) of a single Owner; or
o        the beneficiary(ies) of a sole surviving Owner.

Owner The "Owner" is referred to as "you" and "your" in this Certificate. The Owner is named on the Annuity Data Page, but may be changed.

Payout Phase The "Payout Phase" is the second of the two phases of your Certificate. During this phase the Certificate Value less any applicable taxes is applied to the Income Plan you choose and is paid out as provided in the chosen plan. The Payout Phase begins on the Payout Start Date. It continues until we make the last payment as provided by the Income Plan chosen.

Payout Start Date The "Payout Start Date" is the date the Certificate Value less any applicable taxes is applied to an Income Plan. The anticipated Payout Start Date is shown on the Annuity Data Page. You may change the Payout Start Date by writing to us at least 30 days prior to this date.

The Payout Start Date must be on or before the annuitant's 90th birthday.



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Valuation  Date A  "Valuation  Date" is any date the New York Stock  Exchange is open for trading except for days in which there is insufficient trading in the Variable Account's portfolio securities such that the value of accumulation or annuity units might not be materially affected by changes in the value of the portfolio securities.

Valuation Period A "Valuation Period" is the period that begins on the close of one Valuation Date and ends on the close of the succeeding Valuation Date.

Variable Account The "Variable Account" for this Certificate is the Allstate Life of New York Separate Account A. This account is a separate investment account to which we allocate assets contributed under this and certain other certificates and contracts. These assets will not be charged with liabilities arising from any other business we may have.

Variable Sub-accounts The Variable Account is divided into Sub-accounts. Each "Variable Sub-account" invests solely in the shares of the mutual fund underlying that Sub-account.

Variable Amount Income Payments "Variable Amount Income Payments" are income payment amounts that vary based on any Variable Sub-account.

We, us, our "We", "us", and "our" refer to Allstate Life Insurance Company of New York.


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THE PEOPLE INVOLVED
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Owner  The  person  named  at the  time  of  application  is the  Owner  of this
Certificate unless subsequently changed. As Owner, you will receive any periodic income payments, unless you have directed us to pay them to someone else.

You may exercise all rights stated in this Certificate, subject to the rights of any irrevocable Beneficiary.

You may change the Owner or Beneficiary at any time. If the Owner is a Natural Person, you may change the Annuitant prior to the Payout Start Date. Once we have received a satisfactory written request for an Owner, Beneficiary, or Annuitant change, the change will take effect as of the date you signed it. We are not liable for any payment we make or other action we take before receiving any written request for a change from you.

You may not assign an interest in this Certificate as collateral or security for a loan. However, you may assign periodic income payments under this Certificate prior to the Payout Start Date. We are bound by an assignment only if it is signed by the assignor and filed with us. We are not responsible for the validity of an assignment.

If the sole surviving Owner dies prior to the Payout Start Date, the Beneficiary becomes the new Owner. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary becomes the new Owner and will receive any subsequent guaranteed income payments.

If more than one person is designated as Owner:



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|X|      "Owner",  as used in this  Certificate,  refers to all people  named as
         Owners, unless otherwise indicated;

|X|      any request to exercise  ownership rights must be signed by all Owners;
         and

|X| on the death of any person who is an Owner, the surviving person(s) named as Owner will continue as Owner.


Annuitant The Annuitant is the person named on the Annuity Data Page, but may be changed by the Owner, as described above. The Annuitant must be a living individual. If the Annuitant dies prior to the Payout Start Date, the new Annuitant will be:

|X|      the youngest Owner; otherwise,

|X|      the youngest Beneficiary.


Beneficiary The Beneficiary is the person(s) named on the Annuity Data Page, but may be changed by the Owner, as described above. We will determine the Beneficiary from the most recent written request we have received from you. If you do not name a Beneficiary, or if the Beneficiary named is no longer living, the Beneficiary will be:

|X|      your spouse, if living; otherwise,

|X|      your living children, if any, equally; otherwise,

|X|      your estate.

The Beneficiary may become the Owner under the circumstances described in the Owner provision above.

The Beneficiary may assign benefits under the Certificate, as described above, once they are payable to the Beneficiary. We are bound by an assignment only if it is signed by the assignor and filed with us. We are not responsible for the validity of an assignment.


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ACCUMULATION PHASE
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Purchase  Payments  The initial  purchase  payment is shown on the Annuity  Data
Page. You may make subsequent purchase payments during the Accumulation Phase. The number of purchase payments is unlimited. We may limit the amount of each purchase payment that we will accept to a minimum of $100 and a maximum of $1,000,000.

We will invest the purchase payments in the Investment Alternatives you select. You may allocate any portion of your purchase payment in whole percents from 0% to 100% to any of the Investment Alternatives. The total allocation must equal 100%.

The allocation of the initial purchase payment is shown on the Annuity Data Page. Allocation of each subsequent purchase payment will be the same as the allocation for the most recent purchase payment unless you change the allocation. You may change the allocation of subsequent purchase payments at any time, without charge, simply by giving us written notice. Any change will be effective at the time we receive the notice.

Dollar Cost Averaging Fixed Account Money in the Dollar Cost Averaging Fixed Account will earn interest at the annual rate in effect at the time of allocation to the Dollar Cost Averaging Fixed Account. Each purchase payment and associated interest in the Dollar Cost Averaging Fixed Account must be transferred to other investment alternatives in equal monthly installments. The number of monthly installments must be no more than 12. At the end of 12 months from the date of a purchase payment allocation to the Dollar Cost Averaging Fixed Account, any remaining portion of the purchase payment and interest in the Dollar Cost Averaging Fixed Account will be allocated to the Money Market Investment Alternative. No amount may be transferred into the Dollar Cost Averaging Fixed Account.


Standard Fixed Account Money in the Standard Fixed Account will earn interest for one year at the current rate in effect at the time of allocation or transfer to the Standard Fixed Account. After the one year period expires a renewal rate will be declared for another one year period. Subsequent renewal dates will be on anniversaries of the first renewal date.


Crediting Interest We credit interest daily to money allocated to each Fixed Account Option at a rate which compounds over one year to the interest rate we guaranteed when the money was allocated. We will credit interest to the initial purchase payment from the Issue Date. We will credit interest to subsequent purchase payments from the date we receive them at a rate declared by us. We will credit interest to transfers from the date the transfer is made. The interest rate for each Fixed Account Option will never be less than 3.5% as shown on the Annuity Data Page.


Transfers Prior to the Payout Start Date, you may transfer amounts among Investment Alternatives. You may make 12 transfers during each Certificate Year without charge. Each transfer after the 12th transfer in any Certificate Year may be assessed a $10 transfer fee. All transfers made at the same time will be treated as one request. Transfers are subject to the following restrictions.

|X|      No amount may be  transferred  into the  Dollar  Cost  Averaging  Fixed
         Account.



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|X|      At the end of 12 months from the date of a purchase payment  allocation to the Dollar Cost Averaging Fixed Account, any remaining portion of the purchase payment and interest in the Dollar Cost Averaging Fixed Account will be allocated to the Money Market Investment Alternative.

|X| Transfers from the Dollar Cost Averaging Fixed Account do not count toward the 12 free transfers each year.

We reserve the right to waive the transfer fees and restrictions contained in this Certificate.


Certificate Value On the Issue Date of the Certificate, the Certificate Value is equal to the initial purchase payment. After the Issue Date, the "Certificate Value" is equal to the sum of:

|X| the number of Accumulation Units you hold in each Variable Sub-account multiplied by the Accumulation Unit Value for that Sub-account on the most recent Valuation Date; plus
|X|      the total value you have in the Dollar Cost  Averaging  Fixed  Account;
         plus
|X|      the total value you have in the Standard Fixed Account.

If you withdraw the entire Certificate Value, you may receive an amount less than the Certificate Value because income tax withholding, and a premium tax charge may apply.

Accounting Procedures The portion of the Certificate Value attributed to each Variable Sub-account is maintained in Accumulation Units. Amounts which you allocate to a Variable Sub-account are used to purchase Accumulation Units in that Sub-account. Additions or transfers to a Variable Sub-account will increase the number of Accumulation Units for that Sub-account. Withdrawals or transfers from a Variable Sub-account will decrease the number of Accumulation Units for that Sub-account.

An Accumulation Unit Value is determined for each Valuation Date. The Accumulation Unit Value for each Sub-account at the end of any Valuation Period is equal to the Accumulation Unit Value at the end of the immediately preceding Valuation Period times the Sub-account's Net Investment Factor for the Valuation Period. Each Accumulation Unit Value may go up or down based on the performance of the mutual fund underlying the Sub-account.


Net Investment Factor For each Variable Sub-account, the "Net Investment Factor" for a Valuation Period is equal to:

|X|      The sum of:

         |X|      the net asset  value per share of the mutual  fund  underlying
                  the   Sub-account   determined  at  the  end  of  the  current
                  Valuation Period, plus

         |X|      the  per  share   amount  of  any  dividend  or  capital  gain
                  distributions   made  by  the  mutual  fund   underlying   the
                  Sub-account during the current Valuation Period.

|X| Divided by the net asset value per share of the mutual fund underlying the Sub-account determined as of the end of the immediately preceding Valuation Period.

|X| The result is reduced by the Administrative Expense Charge and the Mortality and Expense Risk Charge corresponding to the portion of the current calendar year that is in the current Valuation Period.


Charges The charges for this Certificate include Administrative Expense Charges, Mortality and Expense Risk Charges, transfer fees, and taxes.


Administrative Expense Charge The annualized Administrative Expense Charge will never be greater than 0.30%. (See Net Investment Factor for a description of how this charge is applied.)


Mortality and Expense Risk Charge The annualized Mortality and Expense Risk Charge will never be greater than 0.40%. (See Net Investment Factor for a description of how this charge is applied.)

Our actual mortality and expense experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this Certificate.


Taxes Any premium tax or income tax withholding relating to this Certificate may be deducted from purchase payments or the Certificate Value when the tax is incurred or at a later time.


Withdrawal You have the right to withdraw part or all of your Certificate Value at any time on or prior to the Payout Start Date. A withdrawal must be at least $50. If you withdraw the entire Certificate Value, the Certificate will terminate.

You must specify the Investment Alternative(s) from which you wish to make a withdrawal. When you make a withdrawal, your Certificate Value will be reduced by any applicable taxes and the amount paid to you.

We reserve the right to waive the withdrawal restrictions contained in this Certificate.


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PAYMENTS ON DEATH
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Death of Owner or  Annuitant A benefit  may be paid to the New Owner  determined immediately after the death if, prior to the Payout Start Date:

|X|      any Owner dies; or

|X|      the Annuitant dies and the Owner is not a Natural Person.

If the New Owner eligible to receive a benefit is not a Natural Person, the New Owner may elect to receive the benefit in one or more distributions. Otherwise, if the New Owner is a Natural Person, the New Owner may elect to receive a benefit either in one or more distributions or by periodic payments through an Income Plan.

The entire value of the Certificate must be distributed within five (5) years after the date of death unless an Income Plan is elected or a surviving spouse continues the Certificate in accordance with the following provisions.

If an Income Plan is elected, payments from the Income Plan must begin within one year of the date of death and must be payable throughout:

|X|      the life of the New Owner; or

|X|      a period not to exceed the life expectancy of the New Owner; or

|X| the life of the New Owner with payments guaranteed for a period not to exceed the life expectancy of the New Owner.

If the surviving spouse of the deceased Owner is the new Owner, then the spouse may elect one of the options listed above or may continue the Certificate in the Accumulation Phase as if the death had not occurred.


Death Benefit Prior to the Payout Start Date, the Death Benefit is equal to the greater of the following Death Benefit alternatives:

|X| the sum of all purchase payments less any prior withdrawals and premium taxes; or

|X|      the Certificate Value on the date we determine the Death Benefit.

We will determine the value of the Death Benefit as of the end of the Valuation Period during which we receive a complete request for payment of the Death Benefit. A complete request includes due proof of death.


Settlements We may require that this Certificate be returned to us prior to any settlement. We must receive due proof of death of the Owner or Annuitant prior to settlement of a death claim. Due proof of death is one of the following:

|X|      a certified copy of a death certificate; or


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|X|      a certified  copy of a decree of a court of competent  jurisdiction  as to a finding of death; or

|X|      any other proof acceptable to us.

Any paid-up annuity, cash surrender, withdrawal or Death Benefit under this Certificate will not be less than the minimum benefits required by any statute of the state in which the Certificate is delivered.


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PAYOUT PHASE
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Payout Start Date The anticipated Payout Start Date is shown on the Annuity Data
Page. You may change the Payout Start Date by writing to us at least 30 days prior to this date.

The Payout Start Date must be on or before the Annuitant's 90th birthday.


Income Plans The Certificate Value on the Payout Start Date, less any applicable taxes, will be applied to your Income Plan choice from the following list:

1. Life Income with Guaranteed Payments. We will make payments for as long as the Annuitant lives. If the Annuitant dies before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

2. Joint and Survivor Life Income with Guaranteed Payments. We will make payments for as long as either the Annuitant or Joint Annuitant lives. If both the Annuitant and the Joint Annuitant die before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

         In lieu of applying all or a portion of the Certificate Value to Income Plans 1 or 2, you may elect to:

         |X| receive a withdrawal benefit as described in the Withdrawal provision; or

         |X|      receive income payments for a specified period.

3. Guaranteed Number of Payments. We will make payments for a specified number of months beginning on the Payout Start Date. These payments do not depend on the Annuitant's life. The number of months guaranteed may be from 60 to 360.

We reserve the right to make available other Income Plans.

Income Payments Income payment amounts may be Variable Amount Income Payments, Fixed Amount Income Payments, or both. The method of calculating the initial payment is different for the two types of payments.


Variable Amount Income Payments Variable Amount Income Payments will vary to reflect the performance of the Variable Account. The portion of the initial income payment based upon a particular Variable Sub-account is determined by applying the amount of the Certificate Value in that Sub-account on the Payout Start Date, less any applicable premium tax, to the appropriate value from the Income Payment Table. This portion of the initial income payment is divided by the Annuity Unit Value on the Payout Start Date for that Variable Sub-account to determine the number of Annuity Units from that Sub-account which will be used to determine subsequent income payments. Unless transfers are made among Variable Sub-accounts, each subsequent income payment from that Sub-account will be that number of Annuity Units times the Annuity Unit Value for the Sub-account for the Valuation Date on which the income payment is made.


Annuity Unit Value The Annuity Unit Value for each Variable Sub-account at the end of any Valuation Period is calculated by:

|X| multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor during the period; and then

|X| dividing the result by 1.000 plus the assumed investment rate for the period. The assumed investment rate is an effective annual rate of 3%. We reserve the right to offer an assumed investment rate greater than 3%.


Fixed Amount Income Payments The income payment amount derived from any money allocated to the Fixed Account Options during the Accumulation Phase is fixed for the duration of the Income Plan. The Fixed Amount Income Payment is calculated by applying the portion of the Certificate Value in the Fixed Account Options on the Payout Start Date, less any applicable premium tax, to the greater of the appropriate value from the Income Payment Table selected or such other value as we are offering at that time.


Annuity Transfers After the Payout Start Date, no transfers may be made from the Fixed Amount Income Payment. Transfers between Variable Sub-accounts, or from the Variable Amount Income Payment to the Fixed Amount Income Payment, may not be made for six months after the Payout Start Date. Transfers may be made once every six months thereafter.


Payout Terms and Conditions The income payments are subject to the following terms and conditions:

|X| If no purchase payments have been received for at least three years preceding the Payout Start Date, and either the Certificate Value is less than $2,000, or not enough to provide an initial payment of at least $20, we reserve the right to:

         |X|      change  the  payment  frequency  to make the  payment at least
                  $20; or

         |X| terminate the Certificate and pay you the Certificate Value, less any applicable taxes, in a lump sum.

|X| If we do not receive a written choice of an Income Plan from you at least 30 days before the Payout Start Date, the Income Plan will be Life Income with Guaranteed Payments for 120 months.

|X| If you choose an Income Plan which depends on any person's life, we may require:

         |X|      proof of age and sex before income payments begin; and

         |X| proof that the Annuitant or Joint Annuitant is still alive before we make each payment.

|X| After the Payout Start Date, the Income Plan cannot be changed and withdrawals cannot be made unless income payments are being made from the Variable Account under Income Plan 3. You may terminate the income payments being made from the Variable Account under Income Plan 3 at any time and withdraw their value.

|X| If any Owner dies during the Payout Phase, the remaining income payments will be paid to the successor Owner as scheduled.


------------------------------------------------------------------------------

INCOME PAYMENT TABLES
------------------------------------------------------------------------------

The initial income payment will be at least the amount based on the adjusted age of the Annuitant(s) and the tables below, less any federal income taxes which are withheld. The adjusted age is the actual age on the Payout Start Date reduced by one year for each six full years between January 1, 1983 and the Payout Start Date. Income payments for ages and guaranteed payment periods not shown below will be determined on a basis consistent with that used to determine those that are shown. The Income Payment Tables are based on 3.0% interest and the 1983a Annuity Mortality Tables.

The annuity benefits applied for will be offered at rates not less than those offered to new immediate annuity applicants of the same class at the Payout Start Date.


Income Plan 1 - Life Income with Guaranteed Payments for 120 Months
============================================================================================================================

                           Monthly Income Payment for each $1,000 Applied to this Income Plan
============================================================================================================================
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================

Annuitant's                                Annuitant's                            Annuitant's
Age                   Male     Female       Age               Male     Female            Age          Male    Female
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================

       35              $3.43     $3.25            49           $4.15    $3.82             63           $5.52    $4.97
       36               3.47      3.28            50            4.22     3.88             64            5.66     5.09
       37               3.51      3.31            51            4.29     3.94             65            5.80     5.22
       38               3.55      3.34            52            4.37     4.01             66            5.95     5.35
       39               3.60      3.38            53            4.45     4.07             67            6.11     5.49
       40               3.64      3.41            54            4.53     4.14             68            6.27     5.64
       41               3.69      3.45            55            4.62     4.22             69            6.44     5.80
       42               3.74      3.49            56            4.71     4.29             70            6.61     5.96
       43               3.79      3.53            57            4.81     4.38             71            6.78     6.13
       44               3.84      3.58            58            4.92     4.46             72            6.96     6.31
       45               3.90      3.62            59            5.02     4.55             73            7.13     6.50
       46               3.96      3.67            60            5.14     4.65             74            7.31     6.69
       47               4.02      3.72            61            5.26     4.75             75            7.49     6.88
       48               4.08      3.77            62            5.39     4.86
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================


Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payments for 120 Months
==============================================================================================================================

                            Monthly Income Payment for each $1,000 Applied to this Income Plan
==============================================================================================================================
-------------------- =========================================================================================================

                     Female Annuitant's Age
-------------------- =========================================================================================================
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ===============

      Male
   Annuitant's          35         40        45          50         55           60         65           70         75
       Age
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ===============
-------------------- ---------- ---------- ---------- ---------- ----------- ---------- ------------ ----------- =============

       35             $3.09      $3.16      $3.23      $3.28      $3.32       $3.36      $3.39        $3.40       $3.42
       40              3.13       3.22       3.31       3.39       3.46        3.51       3.56         3.59        3.61
       45              3.17       3.28       3.39       3.50       3.60        3.69       3.76         3.81        3.85
       50              3.19       3.32       3.45       3.60       3.74        3.87       3.98         4.07        4.14
       55              3.21       3.35       3.51       3.68       3.87        4.06       4.23         4.37        4.48
       60              3.23       3.37       3.55       3.75       3.98        4.23       4.47         4.70        4.88
       65              3.24       3.39       3.57       3.80       4.07        4.37       4.71         5.04        5.34
       70              3.24       3.40       3.59       3.83       4.13        4.48       4.90         5.36        5.81
       75              3.25       3.41       3.61       3.86       4.17        4.56       5.04         5.61        6.22
-------------------- ---------- ---------- ---------- ---------- ----------- ---------- ------------ ----------- =============

Income Plan 3 - Guaranteed Number of Payments
--------------------------------- =============================================

                                  Monthly Income Payment for each
    Specified Period              $1,000 Applied to this Income Plan
--------------------------------- =============================================
--------------------------------- =============================================

        10 Years                                    $9.61
        11 Years                                     8.86
        12 Years                                     8.24
        13 Years                                     7.71
        14 Years                                     7.26
        15 Years                                     6.87
        16 Years                                     6.53
        17 Years                                     6.23
        18 Years                                     5.96
        19 Years                                     5.73
        20 Years                                     5.51
--------------------------------- =============================================

------------------------------------------------------------------------------

GENERAL PROVISIONS
------------------------------------------------------------------------------

The Entire Contract The entire contract consists of this Certificate, any written application, and any Certificate amendments and riders.

All statements made in a written application are representations and not warranties. No statement will be used by us in defense of a claim or to void the Certificate unless it is included in a written application.

We may not modify this Certificate without your consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law. Only our officers may change the Master Policy or this Certificate or may waive a right or requirement. No other individual may do this.


Master Policy Amendment or Termination The Master Policy may be amended by us, terminated by us, or terminated by the Master Policyholder without the consent of any other person. We will not make a modification to the Master Policy that would affect the Certificate without notifying you. No termination completed after the Issue Date of this Certificate will adversely affect your rights under this Certificate. Nothing in the Master Policy will invalidate or impair the rights granted to the certificate holder by the certificate or by law.


Incontestability We will not contest the validity of this Certificate after the Issue Date.


Misstatement of Age or Sex If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we find the misstatement of age or sex after the income payments begin, we will:

|X|      pay  all  amounts  underpaid   including  interest   calculated  at  an
         effective annual rate of 6%; or

|X| stop payments until the total payments are equal to the corrected amount.


Annual Statement At least once a year, prior to the Payout Start Date, we will send you a statement containing Certificate Value information. We will provide you with Certificate Value information at any time upon request. At least once each contract year, we shall mail to the holder of this certificate under which benefit payments have not yet commenced, a statement as of a date during such year as to the amount available to provide a paid-up annuity benefit, any cash surrender benefit, and any death benefit under the contract. The statement shall be addressed to the last post-office address of the certificate holder known to us as required by New York Insurance Law.

Deferment of Payments We will pay any amounts due from the Variable Account under this Certificate within seven days, unless:

|X| the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;

|X|      an  emergency   exists  as  defined  by  the  Securities  and  Exchange
         Commission; or

|X|      the   Securities  and  Exchange   Commission   permits  delay  for  the
         protection of Certificate holders.

We reserve the right to postpone payments or transfers from the Fixed Account Options for up to six months. If we elect to postpone payments or transfers from the Fixed Account Options for 10 days or more, we will pay interest as required by applicable law. Any interest would be payable from the date the payment or transfer request is received by us to the date the payment or transfer is made.


Variable Account Modifications We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the mutual fund shares underlying the Variable Sub-accounts. We will not substitute any shares attributable to your interest in a Variable Sub-account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940, as amended.

We reserve the right to establish additional Variable Sub-accounts, each of which would invest in shares of another mutual fund. You may then instruct us to allocate purchase payments or transfers to such Sub-accounts, subject to any terms set by us or the mutual fund. We reserve the right to limit the availability of funds for this Certificate.

In the event of any such substitution or change, we may by endorsement make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under the certificates, the Variable Account may be operated as a management company under the Investment Company Act of 1940, as amended, or it may be deregistered under such Act in the event such registration is no longer required.

NYLU421
-----------------------------------------------------------------------

INDEX
-----------------------------------------------------------------------

Accounting Procedures................................................9
Administrative Expense Charge.......................................10
Annual Statement....................................................16
Annuitant............................................................7
Annuity Transfers...................................................13
Annuity Unit Value..................................................13
Beneficiary..........................................................7
Certificate Value....................................................9
Charges.............................................................10
Crediting Interest...................................................8
Death Benefit.......................................................11
Death of Owner or Annuitant.........................................10
Deferment of Payments...............................................17
Dollar Cost Averaging Fixed Account..................................8
Entire Contract, The................................................16
Fixed Amount Income Payments........................................13
Income Payments.....................................................13
Income Plans........................................................12
Incontestability....................................................16
Master Policy Amendment or Termination..............................16
Misstatement of Age or Sex..........................................16
Mortality and Expense Risk Charge...................................10
Net Investment Factor................................................9
Owner................................................................6
Payout Start Date...................................................12
Payout Terms and Conditions.........................................13
Purchase Payments....................................................7
Settlements.........................................................11
Standard Fixed Account...............................................8
Taxes...............................................................10
Transfers............................................................8
Variable Account Modifications......................................17
Variable Amount Income Payments.....................................13
Withdrawal..........................................................10

                                     Page 1
NYLU422
                   Allstate Life Insurance Company of New York
                          (herein called "we" or "us")

                          Enhanced Death Benefit Rider


Due to the variable nature of the Certificate, this Rider does not guarantee that the Enhanced Death Benefit will increase the Death Benefit found in the Certificate.

This rider was issued because you selected the Enhanced Death Benefit at the time you applied for this annuity.

Enhanced Death Benefit The Death Benefit provision of your Certificate is modified as follows:

If the Owner is a living individual, the Enhanced Death Benefit applies only to the death of the Owner. If the Owner is not a living individual, the Enhanced Death Benefit applies only to the death of the Annuitant.

The Death Benefit will be the greater of the values stated in your Certificate, or the value of the Enhanced Death Benefit.

On the Issue Date, the Enhanced Death Benefit is equal to the initial purchase payment. After the Issue Date, the Enhanced Death Benefit is recalculated when a purchase payment or withdrawal is made or on a Certificate anniversary as follows:

1. For purchase payments, the Enhanced Death Benefit is equal to the most recently calculated Enhanced Death Benefit plus the purchase payment.

2. For withdrawals, the Enhanced Death Benefit is equal to the most recently calculated Enhanced Death Benefit reduced by the withdrawal amount.

3. On each Certificate anniversary, the Enhanced Death Benefit is equal to the greater of the Certificate Value or the most recently calculated Enhanced Death Benefit.

In the absence of any withdrawals or purchase payments, the Enhanced Death Benefit will be the greatest of all Certificate anniversary Certificate Values on or prior to the date we calculate the Death Benefit.

The  Enhanced  Death  Benefit  will  be  recalculated  for  purchase   payments,
withdrawals and on Certificate anniversaries until the oldest Owner, or the Annuitant if the Owner is not a living individual, attains age 80.

After age 80, the Enhanced Death Benefit will be recalculated only for purchase payments and withdrawals.

Mortality and Expense Risk Charge The Mortality and Expense Risk Charge provision of your Certificate is modified as follows:

The maximum annualized Mortality and Expense Risk Charge is increased by 0.10% for this rider.


Except as amended by this rider, the Certificate remains unchanged.










  Secretary                Chief Executive Officer